 Exhibit 10.5
Teledyne Technologies Incorporated

Global Terms and Conditions of Stock Option Grant

These Terms and Conditions apply to Stock Options granted under the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan.
Date of Grant: _________

SECTION 1:     Definitions

Capitalized words used but not defined in below or elsewhere in these Terms and Conditions shall have the meanings ascribed to them in the Plan.
Committee—Personnel and Compensation Committee of the Board of Directors of the Company.
Common Stock or Shares—common stock, $0.01 par value per share, of the Company.
Company—Teledyne Technologies Incorporated and its successors.
Disability—disability of the Optionee, as determined by the Committee or its delegate in its sole and absolute discretion.
Fair Market Value—the closing price of a share of Common Stock on the New York Stock Exchange on the relevant date or, if the relevant date is not a trading day or no shares of Common Stock were traded on such date, on the next preceding date on which shares of Common Stock were traded on the New York Stock Exchange.
Option Period—period of time beginning on the date of grant and ending on the date that is the ten-year anniversary of the date of grant (if not before pursuant to these Terms and Conditions), inclusive of such dates.
Option Shares—shares of Common Stock that may be acquired on the exercise of Stock Options.
Plan—refers to the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan, as the same may be amended from time to time.
Retirement—shall mean either (a) early or normal retirement as defined or described under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Optionee participates or (b) a termination of employment with the Company or one of its Subsidiaries provided that the Optionee is at least age 55 at the date of such retirement (except to the extent such retirement treatment would constitute a violation of the laws of any countries outside the U.S., then in such event, the application of the Retirement provision shall be interpreted on a case-by-case basis for any such Optionee located outside the U.S.).
Stock Options or Options—U.S. nonqualified stock options to purchase shares of Common Stock. The Stock Options are not intended to be incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code.

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SECTION 2: Vesting and Exercise Price
    2.1    The Stock Options shall become exercisable cumulatively in accordance with the vesting schedule set forth below (rounded down to the nearest whole share), unless the Committee provides for the delivery of Fractional Share Interests):
•One-third (1/3rd) on first anniversary of the date of grant;
•Additional one-third (1/3rd) on second anniversary of the date of grant; and
•Remaining one-third (1/3rd) on third anniversary of the date of grant.
On the death of the Optionee, all Stock Options shall become immediately and fully exercisable. Vesting of the Stock Options may be accelerated in full on a Change of Control in accordance with the provisions of the Plan and Section 7.1 hereof.
    2.2    The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the date of grant, to vest the Stock Options, in whole or in part, prior to the time the Stock Options would otherwise vest under the terms hereof. The Committee is not obligated to exercise its discretion in any particular circumstance and is not obligated to make the same or similar determinations with respect to similarly situated participants in the Plan.
    2.3    Unless otherwise indicated by the Company, the exercise price shall be equal to the Fair Market Value of the Company’s Common Stock on the date of grant.
SECTION 3: Exercise and Withholding
3.1    The Optionee shall exercise the Stock Options through Computershare’s EquatePlus Platform via the internet, located on the Web at https://www.equateplus.com or through the EquatePlus mobile app, www.equateplus.com, or through the facilities of any other brokerage firm or stock plan service provider that may be designated by the Company in the future (in either case, the “Designated Broker”). The Company reserves the right to change the means of exercising options or the option administration at any time. The Optionee shall pay the full exercise price by: (a) delivering funds to the Designated Broker in the form of cash (in U.S. dollars) or a check (denominated in U.S. dollars) payable to the “Teledyne ESOP”; (b) delivering to the Designated Broker one or more certificates for shares of Common Stock, together with a stock power executed in blank, having a Fair Market Value equal to the exercise price for the Stock Options being exercised; (c) delivering a combination of cash and Common Stock; or (d) at the Company’s discretion and subject to certain conditions, delivering payment to the Designated Broker in accordance with a “cashless exercise” or “same-day sale” exercise program. Shares of Common Stock delivered or withheld in payment of the exercise price of the Stock Options shall be valued at their Fair Market Value on the date of exercise.
3.2    Regardless of any action the Company or Optionee’s employer (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionee further acknowledges that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including

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the grant, vesting, or exercise of the Option, the subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items, or achieve any particular tax result. Further, if Optionee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
No payment will be made to Optionee (or his or her estate or beneficiary) for an Option unless and until satisfactory arrangements (as determined by the Company) have been made by Optionee with respect to the payment of any Tax-Related Items obligations of the Company and/or the Employer with respect to the Option. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon exercise of the Option; or (iv) accepting from the Optionee the surrender of already-owned Shares, having a Fair Market Value equal to the Tax-Related Items, that have been held for such period of time to avoid adverse accounting consequences.
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Optionee’s jurisdiction(s). In the event of over-withholding, Optionee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, Optionee may seek a refund from the local tax authorities. In the event of under-withholding, Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
If the obligation for Tax-Related Items is satisfied by withholding Shares, the Optionee is deemed to have been issued the full number of Shares purchased for tax purposes, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Optionee’s participation in the Plan. Optionee shall pay to the Company or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of Optionee’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this section. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.
    If the Optionee is a statutory insider of the Company for the purposes of Section 16 of the Exchange Act , the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

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    3.3    As soon as practicable after each exercise of Stock Options and compliance by the Optionee with all applicable conditions, including, but not limited to, the satisfaction of all withholding obligations, the Company will deliver to the Optionee the number of shares of Common Stock which the Optionee shall be entitled to receive (subject to reduction for withholding, if any, as provided in Section 3.2) upon such exercise under the provisions of these Terms and Conditions. Such shares, and any certificates issued to evidence such shares, shall be registered in the name of the Optionee or such other person or entity as the Optionee shall specify at the time such Stock Options are exercised.
    3.4    The exercise of Stock Options is subject to the Company’s Insider Trading Policy.
SECTION 4: Termination of Service
    4.1    In the event of Termination of Service of the Optionee other than by reason of death, Disability, or Retirement, the right of the Optionee to exercise the Stock Options that the Optionee was entitled to exercise upon Termination of Service shall terminate on the 90th day (or, if such day is not a business day, the next business day) after the date of such Termination of Service, but in no event may such Stock Options be exercised after the expiration of the Option Period. To the extent the right to exercise all or any of the Stock Options has not vested as of the date of Termination of Service, such right shall expire on the date of Termination of Service. The date of Termination of Service shall be the last active day of service performed by the Optionee and this date shall not be extended by any notice of termination period to which the Optionee may be entitled under local law.
    4.2    In the event of the Optionee’s Termination of Service by reason of Disability, the Stock Options shall continue to vest in accordance with the schedule set forth in these Terms and Conditions and the right of the Optionee to exercise the Stock Options shall continue, but in no event may such Stock Options be exercised after the expiration of the Option Period.
4.3    In the event of the Optionee’s Termination of Service by reason of Retirement, the right of the Optionee to exercise the vested Stock Options shall continue, but in no event may such vested Stock Options be exercised after the expiration of the Option Period. Any unvested Stock Options are forfeited upon Retirement.
    4.4    In the event of the death of the Optionee, all outstanding Stock Options shall vest in full and the right of the Optionee’s beneficiary (as determined pursuant to the Plan) to exercise the Stock Options shall terminate upon the expiration of twelve months from the date of the Optionee’s death, but in no event may such Stock Options be exercised after the expiration of the Option Period.
    4.5    In the event of the Optionee’s Termination of Service, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or any time after the date of grant of the Stock Options, to permit the Stock Options to be exercised, in whole or in part, after the expiration date described in Section 4.1 or Section 4.4, but not after the expiration of the Option Period.

SECTION 5: Data Privacy

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5.1    Authorization to Release and Transfer Certain Personal Information. The Company is located at 1049 Camino Dos Rios, Thousand Oaks, California, USA and offers eligible individuals the opportunity to participate in the Plan, at the Company’s sole discretion. If Optionee would like to participate in the Plan, Optionee understands that Optionee will need to review the information provided in this Section 5 of the Terms and Conditions and, where applicable, declare consent to the processing and/or transfer of personal data as described therein and herein.

(a)Data Collection and Usage. The Company and its Subsidiaries may collect, process and use Optionee’s personal data, including but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any Shares held in the Company or any of its Subsidiaries, details of all rights to purchase Shares or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in Optionee’s favor, which the Company receives from Optionee or the Employer, for the purpose of implementing, administering and managing the Plan (the “Data”). The Company’s legal basis for the processing of the Data is Optionee’s consent.
(b)Stock Plan Administration Service Providers. The Company and its Subsidiaries may transfer Data to Computershare, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Data with another company that serves in a similar manner. The Company’s service provider will open an account for Optionee. Optionee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to Optionee’s ability to participate in the Plan. The Company’s legal basis, where required, for the transfer of the Data is Optionee’s consent.
(c)International Data Transfers. The Company and its service providers are based in the United States. If Optionee is outside of the United States, Optionee should note that his or her country may have enacted data privacy laws that are different from the United States. However, the Company’s legal basis for the transfer of the Data is Optionee’s consent.
(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer, and manage Optionee’s participation in the Plan.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Optionee’s participation in the Plan and Optionee’s grant of consent is purely voluntary. Optionee may refuse or withdraw his or her consent at any time. If Optionee does not consent, or if Optionee withdraws his or her consent, Optionee cannot participate in the Plan. This would not affect Optionee’s salary as an employee; Optionee would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. Optionee has a number of rights under data privacy laws in Optionee’s country. Depending on where Optionee is based, his or her rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing, (v) portability of Data, (vi) lodge complaints with competent authorities in Optionee’s country, and/or (vii) review a list with the names and addresses of any potential recipients of the Data. To receive clarification regarding Optionee’s rights or to exercise Optionee’s rights, Optionee may contact his or her local human resources representative.
(g)Optionee also understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request Optionee to provide another data privacy consent. If applicable and upon request of the Company, Optionee agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data

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privacy laws in Optionee’s country, either now or in the future.  Optionee understands that he or she will not be able to participate in the Plan if Optionee fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
Optionee hereby consents to the transfer and processing of Data in furtherance of these Terms and Conditions.
    If Optionee agrees with the data processing practices described in this notice, Optionee will confirm his or her consent by accepting the Option by following and clicking on the acceptance prompts on the Designated Broker’s website.

SECTION 6: Nature of Grant

By accepting the Option, Optionee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the Plan is operated and the Option is granted solely by the Company, and only the Company is a party to these Terms and Conditions; accordingly, any rights Optionee may have under these Terms and Conditions, including related to the Option, may be raised only against the Company but not any Subsidiary;
(c)    the Option is non-transferrable and non-assignable;
(d)    the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted in the past;
(e)    all decisions with respect to future awards of Options or other awards, if any, will be at the sole discretion of the Company;
(f)    Optionee’s participation in the Plan is voluntary;
(g)    the Option and the Shares subject to the Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Optionee’s employment contract, if any;
(h)    the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;
(i)    the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(j)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, if Optionee exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease, even below the exercise price;

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(k)    Optionee also understands that neither the Company, nor any Subsidiary is responsible for any foreign exchange fluctuation between local currency and the United States Dollar that may affect the value of the Option; and
(l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from (ii) the Optionee's Termination of Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) or (ii) enforcement of any applicable recoupment or clawback policy of such Options or any Shares or other benefits or payments relating to the Option.
SECTION 7: Miscellaneous

    7.1    The number and kind of Option Shares issuable upon the exercise of the Stock Options and the exercise price for such shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the shares issuable upon the exercise of the Stock Options as set forth in the Plan. In the event of a Change in Control (as defined in the Plan), each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Committee may cause any or all of such Options to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Options to lapse. If an Option is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Committee shall notify the Optionee that the Option shall be fully exercisable beginning prior to the Change in Control contingent on the occurrence of the Change in Control, and the Option shall terminate on the Change in Control. An Option shall be considered assumed if, following the Change in Control, the Option confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject to an Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
    7.2     Whenever the word “Optionee” is used in any provision hereof under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Stock Options may be transferred by will or by the laws of descent and distribution or pursuant to Section 4.4 hereof, the word “Optionee” shall be deemed to include such person or persons.
    7.3    The Stock Options granted hereunder are not transferable by the Optionee otherwise than by will or the laws of descent and distribution and are exercisable during the Optionee's lifetime only by the Optionee. Except as provided in this paragraph, no assignment or transfer of the Stock Options granted hereunder, or of the rights represented thereby, whether voluntary or

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involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution) shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Stock Options shall terminate and become of no further effect.
    7.4    The Optionee shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which the Stock Options evidenced hereby shall not have been exercised, as herein provided, until such shares have been issued to Optionee by the Company hereunder.
    7.5    The existence of the Stock Options shall not affect in any way the right or the power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
    7.6     Notwithstanding any other provision hereof, the Optionee hereby agrees that the Optionee will not exercise the Stock Options, and that the Company will not be obligated to issue any shares to the Optionee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obligated to register any securities pursuant to the Securities Act or to take any other affirmative action in order to cause the exercise of the Stock Options or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.
    7.7    The Optionee shall deliver to the Committee, upon demand by the Company, at the time of delivery of Option Shares acquired pursuant to Stock Options evidenced hereby, a written representation that the shares to be acquired are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any such shares shall be a condition precedent to the right of Optionee to receive any shares. All certificates for Option Shares delivered under the Plan or book entries evidencing such Option Shares shall be subject to such restrictions as the Committee may deem advisable under any applicable federal, state or non-U.S. securities law, and the Committee may cause a legend or legends to be endorsed on any such certificates or book entries making appropriate reference to such restrictions.
    7.8    No amounts of income received by an Optionee pursuant to the Stock Options shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or any of its Subsidiaries, unless otherwise expressly provided in such plan.
    7.9     Nothing in the Plan or in these Terms and Conditions shall confer upon the Optionee the right to continue in the employ or service of the Company or any Subsidiary or affect any right that the Company or a Subsidiary may have to terminate the employment or service of the Optionee provided consistent with applicable local law and the terms of any employment contract.

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    7.10 The Board may at any time terminate the Plan or any part thereof and may, from time to time, amend the Plan as it may deem advisable; provided, however, the termination or amendment of the Plan shall not, without the consent of the Optionee, adversely affect the Optionee's rights under these Terms and Conditions, unless the Committee determines that such action is necessary or advisable to comply with applicable laws.
    7.11    Every notice or other communication relating to the Stock Options shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by the party in a notice mailed or delivered to the other party as herein provided; provided however, that unless and until some other address be so designated, all notices or communications by Optionee to the Company shall be mailed, faxed or delivered to Company at its executive offices directed to the attention of Executive Vice President, General Counsel and Secretary, or her designee, and all notices or communications by the Company to the Optionee may be given to the Optionee personally or may be mailed or delivered to the Optionee at the address on file with the Company unless the Optionee, in writing, provides the Company with a different address. For purposes of the foregoing, notice delivered by electronic mail in accordance with the foregoing requirements shall be deemed to constitute notice “mailed.”
    7.12    Nothing in these Terms and Conditions or otherwise shall obligate the Committee to vest any of the Stock Options, or to permit the Stock Options to be exercised other than in accordance with the terms hereof or to grant any waivers of the terms of the Stock Options, regardless of what actions the Company, the Board or the Committee may take or waivers the Company, the Board or the Committee may grant under the terms of or with respect to any stock options now or hereafter granted to the Optionee or any other person.
    7.13    The terms of the Plan shall govern these Terms and Conditions and the Stock Options. In the event any provisions of these Terms and Conditions or the Stock Options shall conflict with any term in the Plan as constituted on the date of the grant of the Stock Options, the term in the Plan as constituted on the date of the grant of the Stock Options shall control. Except as set forth in the Plan or as may be necessary or advisable to comply with applicable laws, the terms of the Stock Options may not be changed so as to materially decrease the value of the Stock Options without the express approval of the Optionee.
    7.14    No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of these Terms and Conditions, or the Stock Options or any rule or procedure established by the Committee.
    7.15    Wherever possible, these Terms and Conditions, and the Stock Options shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of thereof shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of these Terms and Conditions, and the Stock Options shall remain in full force and effect.
7.16    The Stock Options and these Terms and Conditions shall be governed by the laws of the State of Delaware applicable to agreements made and performed wholly within the State of Delaware (regardless of the laws that might otherwise govern under applicable conflicts of law principles). For purposes of litigating any dispute concerning these Terms and Conditions or the Plan, Optionee consents to the jurisdiction of the State of California and agrees that such

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litigation shall be conducted in the courts of Ventura County, California, or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
7.17    The Stock Options and these Terms and Conditions set forth a complete understanding between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Except as expressly set forth in these Terms and Conditions, the Company makes no representations, warranties or covenants with the Optionee with respect to the Stock Options and these Terms and Conditions, including with respect to the current or future value of the shares subject to the Stock Options. Any modification, amendment or waiver to these Terms and Conditions will be effective only if it is in writing signed by the Company and the Optionee. The failure of any party to enforce at any time any provision of these Terms and Conditions shall not be construed to be a waiver of that or any other provision of these Terms and Conditions.
7.18    The Stock Options will be subject to these Terms and Conditions and the Plan whether or not these Terms and Conditions are agreed to in writing or acknowledged electronically by you or the Company.
7.19    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Shares. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.
7.20    The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
7.21    Optionee acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to allow Optionee to understand these Terms and Conditions. Furthermore, if Optionee has received these Terms and Conditions, the Appendix (as defined below) and/or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required by applicable law.
7.22    The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
7.23    Notwithstanding any provisions in these Terms and Conditions, the Options shall be subject to any additional terms and conditions set forth in any appendix to these Terms and Conditions (the “Appendix”) for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will

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apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of these Terms and Conditions.
7.24    The Stock Option, Option Shares and any proceeds therefrom shall be (a) subject to the provisions of any claw-back policy implemented by the Company, as contemplated by the Plan, including, without limitation, the Compensation Recoupment Policy effective as of October 2, 2023, or any successor policy, and (b) subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards. In order to satisfy any recoupment obligation arising under the Compensation Recoupment Policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, Optionee expressly and explicitly authorizes the Company to issue instructions, on Optionee’s behalf, to the Designated Broker to re-convey, transfer or otherwise return such shares and/or other amounts to the Company upon the Company’s enforcement of the Compensation Recoupment Policy or any other applicable recoupment obligation.
7.25    Depending on Optionee’s country or the country in which the Shares are listed, Optionee may be subject to insider trading restrictions and/or market abuse laws in the applicable jurisdictions which may affect Optionee’s ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., Options) during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Optionee places before possessing the inside information. Furthermore, Optionee understands and agrees that such local laws may prohibit Optionee from (a) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (b) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s then applicable Insider Trading Policy. Optionee understands that he or she is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.
7.26    Depending on Optionee’s country, Optionee may be subject to foreign asset or account, exchange control and/or tax reporting requirements as a result of Optionee’s right to acquire, hold, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Optionee may be required to report such assets, accounts, account balances and values, and/or related transactions to applicable authorities in Optionee’s country. Optionee also may be required to repatriate sale proceeds or other funds received as a result of Optionee’s participation in the Plan to Optionee’s country through a designated bank or broker and/or within a certain time after receipt. Optionee acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset or account, exchange control and tax reporting and other requirements. Optionee further understands that he or she should consult his or her personal tax and legal advisors, as applicable, on these matters.

Teledyne Confidential; Commercially Sensitive Business Data

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE TELEDYNE TECHNOLOGIES
INCORPORATED INTERNATIONAL TERMS AND CONDITIONS OF
STOCK OPTION GRANT
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Options granted to Optionee under the Plan if Optionee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or these Terms and Conditions.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which Optionee should be aware with respect to Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of Optionee’s participation in the Plan because the information may be out of date at the time that Optionee exercises the Option Shares or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Optionee’s particular situation and the Company is not in a position to assure Optionee of any particular result. Accordingly, Optionee is advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country may apply to Optionee’s situation.
Finally, if Optionee is a citizen or resident of a country other than the one in which Optionee is currently working, the information contained herein may not be applicable to Optionee.

Teledyne Confidential; Commercially Sensitive Business Data

CANADA
Terms and Conditions
Manner of Exercising Option. The following provision supplements Section 3 of the Terms and Conditions:
Due to regulatory requirements, Optionee is prohibited from surrendering Shares that Optionee already owns to pay the exercise price or any Tax-Related Items in connection with the exercise of his or her Option.
Termination of Service.
For purposes of the Option, and except as explicitly and minimally required under applicable legislation or expressly provided under the terms of the Terms and Conditions, Optionee will be considered to have incurred a Termination of Service on, and Optionee’s right, if any, to earn, seek damages in lieu of, exercise or otherwise benefit from or participate in any portion of the Option or in the Plan will be measured by reference to, the date Optionee is no longer actually providing services to the Company or any Subsidiary (the “Termination Date”), regardless of the reason for such termination and whether or not later found to be invalid or unlawful for any reason or in breach of applicable laws or rules in the jurisdiction where Optionee is employed or providing services or the terms of Optionee’s employment agreement, if any.
Except as explicitly and minimally required by applicable legislation, the Termination Date shall not include or be extended by any period during which notice, pay in lieu of notice, or any related payments or damages are provided or required to be provided under statute, contract, common law, civil law or otherwise. Except as provided in the Terms and Conditions, Optionee will not earn or be entitled to any pro-rated vesting or other benefits or participation under the Plan for that portion of time before the Termination Date, nor will Optionee be entitled to compensation for lost vesting, benefits or other participation.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting, exercisability or other participation during a statutory notice period, Optionee’s right to vest in or exercise the Option or otherwise benefit from or participate in the Plan, if any, will terminate effective upon the expiry of the minimum statutory notice period. Optionee will not earn or be entitled to pro-rated vesting, exercisability or other benefits or participation if the vesting date falls after the end of the statutory notice period, nor will Optionee be entitled to any compensation for lost vesting, exercisability, benefits or other participation. Further, a period during which Optionee is actually providing services to the Company or any Subsidiary excludes any leave of absence other than to the minimum extent required under applicable human rights or employment standards legislation or permitted by the Company. For further clarity, any reference to a Termination of Service, the termination or cessation of Optionee’s service or employment, the termination or severance of the employer-employee relationship, or a termination date under the Terms and Conditions or the Plan will be interpreted to mean the Termination Date.
Subject to applicable legislation, if the date Optionee is no longer actually providing services cannot be reasonably determined under the terms of the Terms and Conditions or the Plan, the Company, in its sole discretion, will determine the date Optionee is no longer providing services

(including whether Optionee may still be considered to be providing services while on a leave of absence).
Data Privacy Consent. The following provision applies if Optionee resides in Quebec and it supplements Section 5 of the Terms and Conditions:
Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Optionee further authorizes the Company, any Subsidiary and any third-party stock plan service provider, to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in Optionee’s file. Optionee acknowledges and agrees that his or her personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. Finally, Optionee acknowledges and authorizes the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on Optionee or the administration of the Plan.
Notifications
Tax Information. All or a portion of the Shares subject to the Option may be “non-qualified securities” within the meaning of the Income Tax Act (Canada).
Securities Law Information. Optionee will not be permitted to sell or otherwise dispose of any Shares acquired upon exercise of the Option within Canada. Optionee will only be permitted to sell or dispose of any Shares acquired under the Plan if such sale or disposal takes place outside Canada on the facilities on which such Shares are traded.
Foreign Asset/Account Reporting Information. Optionee is required to report certain specified foreign property, including Shares and rights to receive Shares (e.g., Options), on form T1135 (Foreign Income Verification Statement) if the total cost of Optionee’s specified foreign property exceeds C$100,000 at any time in the year. Thus, the Option must be reported - generally at a nil cost - if the C$100,000 value threshold is exceeded because of other specified foreign property Optionee holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the Fair Market Value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. Optionee should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
DENMARK
Terms and Conditions
Danish Stock Option Act. By accepting the Option, Optionee acknowledge that he or she has received an Employer Statement translated into Danish, which includes a description of the terms of the Option as required by the Danish Stock Option Act to the extent that the Danish Stock Option Act applies to the Option.

Notifications
Foreign Asset/Account Reporting Information. Optionee understands that if he or she establishes an account holding Shares or cash outside Denmark, he or she must report the account to the Danish Tax Administration. The form may be obtained by a local bank.
NETHERLANDS

Terms and Conditions
Nature of Grant. The following provision supplements Section 6 of these Terms and Conditions:
By accepting the Option, Optionee acknowledges and agrees that the Option is intended as an incentive for Optionee to remain in the service of the Employer and is not intended as remuneration for labor performed.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 6 of these Terms and Conditions:
By accepting the Option, Optionee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Option under the Plan to individuals who may be employees of the Company or Subsidiary throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not bind the Company or any Subsidiary other than as expressly set forth in the Terms and Conditions (i.e., the Option is not to be considered an acquired right or more beneficial condition to be repeated in the future); (ii) the Option and any Shares acquired under the Plan are not part of any employment or service contract (either with the Company or with any Subsidiary) and shall not be considered a mandatory benefit or salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) unless otherwise expressly provided for by the Company or set forth in the Plan or these Terms and Conditions, the Option will cease vesting upon Optionee’s Termination of Service, as detailed below.
Further, Optionee understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or these Terms and Conditions, the Option will be cancelled without entitlement to any Shares underlying the Option if Optionee’s employment is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree

1382/1985. The Company, in its sole discretion, shall determine the date when a Termination of Service has occurred for purposes of the Option.
In addition, Optionee understands that the grant of the Options would not be made but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Options shall be null and void.
Notifications
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Option under the Plan. Neither the Plan nor these Terms and Conditions have been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Information. Optionee is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds EUR 1 million.
Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, Optionee may be required to file the relevant declaration corresponding to the prior year; however, a summarized form of declaration may be available.
Foreign Asset/Account Reporting Information. To the extent Optionee holds rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of EUR 50,000 per type of right or asset as of December 31 each year (or at any time during the year in which Optionee sells or disposes of such right or asset), Optionee is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than EUR 20,000. Optionee should consult with his or her personal tax advisor to ensure compliance with applicable reporting requirements.
SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 3.2 of these Terms and Conditions:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 3.2 of these Terms and Conditions, by accepting the Option, Optionee authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Optionee upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 3.2 of these Terms and Conditions:
Without limitation to Section 3.2 of these Terms and Conditions, Optionee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HM Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). Optionee also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold on Optionee’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event Optionee is a director or executive officer and the income tax is not collected from or paid by Optionee within ninety (90) days of the end of the U.K. tax year in which the event giving rise to indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Optionee on which additional income tax and National Insurance contributions (“NICs”) may be payable. Optionee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of the NICs due on this additional benefit, which the Company or the Employer may collect from Optionee by any of the means referred to in Section 3.2 of these Terms and Conditions.